Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-33056, No. 333-52346, and No. 333-98219) of Edwards Lifesciences Corporation of our report dated June 20, 2024, relating to the financial statements and supplementary information of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan (the "Plan") appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP
San Francisco, California
June 20, 2024